Exhibit 10.2

AMENDMENT NO. 1 TO FEASIBILITY, DEVELOPMENT AND
COMMERCIALIZATION AGREEMENT

This Amendment No. 1 to Feasibility, Development And Commercialization Agreement ("Amendment No. 1") is entered into effective January 23, 2007 (the "Amendment Date") by and between DURECT Corporation ("DURECT") and Voyager Pharmaceutical Corporation ("Voyager").

PRELIMINARY STATEMENTS

A.           Southern BioSystems, Inc., an Alabama corporation ("SBS"), and Voyager have previously entered into that certain Feasibility, Development and Commercialization Agreement dated July 22, 2002 (the "Agreement"). Effective December 31, 2002, SBS merged with and into DURECT, with DURECT as the surviving corporation. As a result of such merger, DURECT succeeded to all of the rights and obligations of SBS under the Agreement.

B.           Voyager is currently engaged in collection and analysis of data from a clinical trial conducted for the Product prior to the Amendment Date, namely Study VPAD-301 (the "Specified Clinical Trial"), and desires financial and other assistance from DURECT to complete such collection and analysis.

C.           DURECT is willing to provide financial and other assistance to Voyager.

D.           DURECT and Voyager desire to make certain amendments to the Agreement as set forth below.

THEREFORE, in consideration of the premises and mutual promises and covenants herein contained and for good and valuable consideration, the sufficiency of which is hereby acknowledged, DURECT and Voyager hereby agree as follows:

1.           Unless otherwise defined herein, all terms used herein shall have the same meaning ascribed to such terms in the Agreement.

2.           DURECT hereby permanently waives its right to receive payment from Voyager under Section 7.1 for any and all Development Costs accrued up to the Amendment Date which remain unpaid as of the Amendment Date, including amounts due under Invoice Nos. 2006027 $286,609.01 (Aug), 2006028 $253,444.56 (Sept), 2006039 $100,919.30 (Oct), 2006053 $62,310.73 (Nov) and 2006066 $23,654.22 (Dec) (the "Outstanding Development Costs") and also permanently waives its right to terminate the Agreement under Section 11.2(c)(ii) relating to non-payment of the Outstanding Development Costs by Voyager.

3.           For the period commencing from the Amendment Date until April 30, 2007 (the "Data Analysis Period"), DURECT hereby agrees to not exercise its right to terminate the Agreement under Section 11.2(c)(ii) for non-payment of amounts owed to DURECT by Voyager that accrue during the Data Analysis Period. The parties agree that DURECT shall not accrue any such amounts, such as Development Costs, and shall not be obligated to perform any work under the Agreement, in each case during the Data Analysis Period without the prior written agreement of the parties.

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4.           DURECT shall pay Voyager an amount equal to One Million Dollars ($1,000,000). Such payment shall be made, at DURECT's election, by check delivered to Voyager or wire transfer to the bank account designated by Voyager within two (2) business days of the execution of this Amendment by both parties.

5.           Voyager shall use best efforts to collect, compile and analyze the data from the Specified Clinical Trial in accordance with all Applicable Laws (including Good Clinical Practices) as expeditiously as possible in an accurate and scientifically sound fashion, provided that initial data analysis shall be completed by March 31, 2007. Voyager shall provide DURECT via email with an update of the status of its efforts no less than once a week, and promptly provide to DURECT any information, including status, data, analyses and conclusions, etc. as reasonably requested by DURECT from time to time. In addition, Voyager shall provide DURECT within five (5) business days after the completion of data analyses from the Specified Clinical Trial with electronic copies of all documentation from the analyses (in the format reasonably requested by DURECT), including statistical analyses, data tables, study reports, raw data and executive summaries, as well as any other supporting documentation related to the Specified Clinical Trial that DURECT may reasonably request, provided that the same is in Voyager's possession or reasonably obtainable by Voyager. Voyager shall use its best efforts to obtain all data required in the statistical analysis plan agreed to by the parties.

6.           Section 7.3(a) shall be replaced in its entirety to read as follows:

(a) Subject to the terms and conditions of this Section 7.3, Voyager shall pay to DURECT the following royalties based on aggregate Net Sales of the Product by Voyager, its Affiliates and sublicensees in the Territory during each calendar year (or part thereof):

Ten Percent (10%) of Net Sales for that portion of aggregate Net Sales in such calendar year that is less than or equal to $250,000,000;

Twelve Percent (12%) of Net Sales for that portion of aggregate Net Sales in such calendar year that exceeds $250,000,000 but is less than or equal to $500,000,000; and

Fourteen Percent (14%) of Net Sales for that portion of aggregate Net Sales in such calendar year that exceeds $500,000,000;

provided that Voyager shall pay DURECT at least $250,000 in royalties annually (the "Minimum Royalty") commencing with the year in which the First Commercial Sale in any country in the Territory is made. In the event that the First Commercial Sale is made at some time other than the beginning of a calendar year, the Minimum Royalty for such first year shall be prorated.

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7.           Section 7.3(b) of the Agreement shall be replaced in its entirety to read as follows:

(b)    Voyager's royalty payment obligations under this Section 7.3 shall commence with the First Commercial Sale of the Product and shall continue so long as Voyager and/or any Affiliate, successor, assign or sublicensee thereof sells the Product. To the extent that royalties may not be collected in a certain country in the Territory under Applicable Law for the full royalty term hereunder, then the royalty due on sales in such country shall terminate after the maximum period under which royalties may be collected under Applicable Law without effect on the royalties due hereunder with respect to sales made in other countries in the Territory. In addition, to the extent permitted by Applicable Law, and not contrary to any applicable doctrine of misuse, Voyager hereby voluntarily agrees that if at any time, during the term of the Agreement, Voyager or any Affiliate, successor, assign or licensee thereof, sells in the Territory any product(s) for the treatment of Alzheimer's Disease in humans and which product(s) is covered by the Voyager Patents (the "Other Product(s)"), DURECT shall be entitled to receive milestone payments for the achievement of specified milestones for such Other Product(s) and royalties based on the sales of the Other Product(s) in the Territory computed in accordance with Sections 7.2 and 7.3(a) respectively as if such Other Product(s) were the Product, so long as such Other Product is sold in the Territory.

8.           The following shall be added as Section 7.3(f) to the Agreement:

(f)    In the event that Voyager or any Affiliate, successor or assign thereof sublicenses its rights under Section 8.2(b), in addition to royalties and milestone payments under Section 7.2 and 7.3(a), DURECT shall be entitled to receive ten percent (10%) of any upfront, milestone or any special fees, payments or other consideration (including equity) received by Voyager or any Affiliate, successor or assign thereof on account of such sublicense, but excluding any royalties on Product sales received by Voyager, as provision is made in Section 7.3(a) hereof for payment of royalties by Voyager to Durect; provided, however, that if a payment is due hereunder for a milestone for which Voyager is obligated to pay DURECT under Section 7.2, Voyager shall be required to make either the payment due under this Section 7.3(f) or the payment due under Section 7.2, whichever is greater, but shall not be obligated to make both such payments.

9.           The following shall be added as Section 8.7 to the Agreement:

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Section 8.7   Right of Negotiation. (i) If Voyager or any Affiliate, successor, assign thereof decides not to Exploit the Product for any reason, including any such decision by Voyager following a decision by a licensee of Voyager to abandon its rights under a license from Voyager, (which Voyager shall promptly notify DURECT in writing as soon as practicable but no later than thirty (30) days after such decision) or (ii) if DURECT shall have terminated the Agreement pursuant to Section 11.2(c)(ii), DURECT shall have a right of first negotiation to obtain from Voyager an exclusive license, with the right to sublicense, under the Voyager Patents and Project Information and Inventions, and the right to use all regulatory filings, Clinical Trial data and CMC data and all other intellectual property owned by Voyager, in each case to the extent solely related to the Product, and the right to cross-reference any and all regulatory filings with respect to the Product, solely for purposes of Exploiting the Product. No later than twenty (20) days after DURECT's receipt of notice from Voyager under (i) above or the effective date of termination under (ii) above, DURECT shall notify Voyager whether it wishes to exercise its right of first negotiation. If DURECT notifies Voyager that its wishes to exercise its right of first negotiation, then Voyager shall allow DURECT to conduct reasonable diligence including providing to DURECT all information as reasonably requested by DURECT, and the Parties shall negotiate in good faith a definitive agreement covering such license to DURECT for a period not to exceed 180 days from the date of DURECT's notice of exercise. In the event that the Parties have not executed a definitive agreement within such 180-day period, then Voyager shall have no further obligations to DURECT. Prior to the exhaustion of DURECT's right under this Section 8.7, Voyager may not offer nor negotiate with any third Person any license or assignment of subject matter covered by this right of negotiation.

10.           Sections 11.2(a), 12.1(iii), 12.2(iii) and the last sentence of Section 11.4 shall be deleted.

11.           The following shall be added to the end of Section 5.7:

Notwithstanding anything herein to the contrary, however, Voyager shall at all times purchase all polymer required for manufacture of the Product from DURECT, provided that Durect is able to supply the quantities required by Voyager. The parties agree to negotiate in good faith a supply agreement defining the terms of such polymer supply.

12.           The following shall be added as Section 8.8 to the Agreement:

Section 8.8    New Indications. Provided that: (i) Voyager is not in default of any material term of this Agreement, (ii) DURECT is reasonably satisfied that Voyager has the resources to develop such products and (iii) Voyager and DURECT have agreed to provisions that ensure the diligent Exploitation of such products, DURECT shall agree to grant to Voyager a license under the SBS Technology and/or the SBS Improvements to Exploit a biodegradable polymeric implant (single, solid, preformed macroscopic device) for the treatment of cancers in humans, which cancers are to be specified and mutually agreed to by the parties and based upon experimental data that supports use in such cancers, that utilizes the SBS Technology or the SBS Improvement and contains the Active Agent on the same terms as applicable to the Product under the Agreement.

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13.    Section 8.4 shall be replaced in its entirety to read as follows:

Section 8.4.    Third Person Litigation. If either party identifies or receives notice of an infringement or potential infringement of a third Person's intellectual property as a result of the Exploitation of the Product under this Agreement, such party shall promptly notify the other party and shall provide such other party with available evidence of such potential infringement. The parties shall then consult each other about the course of action to be taken in response.

(a)           Regarding SBS Technology and Improvements. In the event that any third Person institutes against either party any action that alleges that the use of the SBS Technology or the SBS Improvements in connection with the Exploitation of the Product in the Territory in accordance with the terms hereof infringes the intellectual property rights held by such Person, then, as between DURECT and Voyager, DURECT, shall have the first right to defend against such action upon notice to Voyager delivered no later than sixty (60) days after DURECT receives notice of the commencement of such action (or such shorter time period that would permit Voyager a reasonable opportunity to respond in a timely manner). If DURECT elects not to defend against such action, then Voyager shall have the right to defend such action. The party defending such action shall, at its sole expense, assume direction and control of the defense of such action, including the right to settle such action on terms determined by such defending party; provided that in no event shall the defending party enter into any settlement that adversely affects the interests of the other party or its Affiliates, whether under this Agreement or otherwise, without the other party's prior written consent, which shall not be unreasonably withheld or delayed. The other party, at the defending party's expense, shall use all reasonable efforts to assist and cooperate with the defending party as reasonably requested by the defending party in such action. If, as a result of any such action, a judgment is entered by a court of competent jurisdiction from which no appeal can be taken or from which no appeal is taken within the time permitted for appeal, or a settlement is entered into such that any SBS Technology or the SBS Improvements cannot be used in connection with the Exploitation of the Product in the Territory without infringing the intellectual property rights of such Person, then Voyager shall have the right either to (i) terminate this Agreement immediately or (ii) take such actions as it deems necessary to protect its interests, including the right to obtain a license from such third Person and to offset the cost of such license against any amounts owed to DURECT hereunder; provided that the amount offset by Voyager shall not exceed 50% of the royalty rate then payable by Voyager pursuant to Section 7.3.

(b)         Other Product Related Claims. In the event that during the term of this Agreement any third Person institutes against either Party any action, other than actions set forth in Section 8.4(a), that alleges that the Exploitation of the Product in the Territory in accordance with the terms hereof infringes the intellectual property rights held by such Person, then, as between DURECT and Voyager, Voyager, at its sole expense, shall have the sole right and obligation to contest, and assume direction and control of the defense of, such action, including the right to settle such action on terms determined by Voyager; provided that in no event shall Voyager enter into any settlement that adversely affects the interests of DURECT or its Affiliates, whether under this Agreement or otherwise, without DURECT's prior written consent, which shall not be unreasonably withheld or delayed. DURECT, at Voyager's expense, shall use all reasonable efforts to assist and cooperate with Voyager as reasonably requested by Voyager in such action. If, as a result of any such action, a judgment is entered by a court of competent jurisdiction from which no appeal can be taken or from which no appeal is taken within the time permitted for appeal, or a settlement is entered into by Voyager, such that Voyager cannot Exploit the Product in a country in the Territory, then DURECT shall have the right to terminate the rights granted to Voyager under Section 8.2 with respect to such country.

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14.           Voyager represents and warrants to DURECT that the documents and information provided by Voyager to DURECT in connection with DURECT's entry into this Amendment No. 1, including clinical data and financial information, are accurate and complete in all material respects. In addition, each party hereby represents and warrants to the other party that such party's representations and warranties set forth in Article IX of the Agreement are true and correct as of the Amendment Date, where each reference to the Agreement shall mean the Agreement as amended pursuant to this Amendment No. 1.

15.           Except as specifically provided in this Amendment No. 1, all other terms and conditions of the Agreement shall remain the same.

16.           This Amendment No. 1 shall be governed and interpreted in accordance with the law of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Amendment No. 1 to the substantive law of another jurisdiction.

17.           This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. This Amendment No. 1 may be executed by any party hereto by means of a facsimile transmission of an originally executed counterpart, the delivery of which facsimile transmission shall have the same force and effect as the delivery of the originally executed counterpart.

[Signature Page Follows]

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IN WITNESS WHEREOF, each party has caused this Amendment No. 1 to be executed by its duly authorized representative as of the date noted above in the preamble.

DURECT CORPORATION		VOYAGER PHARMACEUTICAL CORPORATION

By:	/s/ Felix Theeuwes	By:	/s/ Patrick S. Smith
Name:	Felix Theeuwes	Name :	Patrick S. Smith
Title:	Chairman & CSO	Title:	Chairman, CEO

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